Exhibit 99.1

STRICTLY PRIVATE AND CONFIDENTIAL

[CEDC LETTERHEAD]

March 12, 2012

TO:	Mark Kaufman 16, boulevard de la Princesse Charlotte 98000 Monaco

FROM:	William V. Carey Chairman, CEO and President And David Bailey Director Central European Distribution Company 3000 Atrium Way, Suite 265 Mt. Laurel, NJ 08054 USA

Dear Mr. Kaufman,

Thank you very much for your letter dated February 21, 2012, regarding the notice of your intention to nominate yourself as a director of Central European Distribution Corporation (the “Company”). I also note your interest in potentially joining the board of directors of the Company (the “Board of Directors”) prior to the 2012 annual meeting of stockholders.

I view your proposal with great interest and believe that your years of experience in the wine and spirits business, particularly in Russia, could be of significant benefit to the Board of Directors. I have discussed your proposal with the Board of Directors. Our current intention is to include you on the list of directors for nomination at the 2012 annual meeting of stockholders.

We hope this course of action will be satisfactory to you and I look to working with you in the near future.

Sincerely,

/s/ William V. Carey